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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-03637 of Thoratec Laboratories Corporation of our report dated March 1, 1996 (June 3, 1996 as to Note 3) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the substantial doubt about the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.


     We also consent to the reference to us under the heading "Experts" in such Prospectus.


Oakland, California


June 3, 1996


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     The accompanying consolidated financial statements reflect the one-for-three reverse split of Common Stock, which is to be effected on or about June 3, 1996. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consumation of such reverse split, which is described in Note 3 of Notes to Consolidated Financial Statements, and assuming that, from March 1, 1996 to the date of such reverse split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.



/s/ DELOITTE & TOUCHE LLP


Deloitte & Touche LLP



OAKLAND, CALIFORNIA


MAY 28, 1996